Exhibit 3.17
FILED
In the Office of the
Secretary of State of Texas

APR 18 2005

Corporations Section
ARTICLES OF INCORPORATION
OF
JETSTAR ENERGY SERVICES, INC.
      The undersigned, acting as the incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation
ARTICLE ONE
      The name of the corporation (the “Corporation”) is JetStar Energy Services, Inc
ARTICLE TWO
      The period of the Corporation’s duration is perpetual.
ARTICLE THREE
      The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act
ARTICLE FOUR
      The Corporation shall have authority to issue 100 shares of capital stock. All of such shares shall be common stock, par value $0.0001 per share, and shall have identical rights and privileges in every respect.
ARTICLE FIVE
      The Corporation will not commence business until it has received for the issuance of its shares consideration the aggregate value of which is equal to at least $1,000, consisting of money, services performed or property actually received.
ARTICLE SIX
      No shareholder of the Corporation or other person shall have a preemptive right to acquire shares of the Corporation.
ARTICLE SEVEN
      Cumulative voting shall not be permitted.
ARTICLE EIGHT
      The Corporation shall not be governed by Part Thirteen of the Texas Business Corporation Act, referred to in its entirety as the Business Combination Law.

ARTICLE NINE
      The address of the Corporation’s initial registered office in the State of Texas is 350 North St. Paul Street, Suite 2900, Dallas, Texas 75201 The name of the Corporation’s initial registered agent at such address is CT Corporation System
ARTICLE TEN
      The initial Board of Directors of the Corporation shall consist of one (1) member who shall serve as director until the first annual meeting of shareholders or until its successor is elected and qualified. The name and address of the person who shall serve as the initial director of the Corporation are:

Name	Address

Clark R. Crosnoe	SKM Growth Investors, L.P. 500 N. Akard Suite 2550 Dallas, Texas 75201
ARTICLE ELEVEN
     No director of the Corporation shall be liable to the Corporation or any of its shareholders or members for monetary damages for an act or omission in the director’s capacity as a director, provided, however, that the limitation of liability contained in this Article Eleven shall not eliminate or limit the liability of a director for:
1.	A breach of a director’s duty of loyalty to the Corporation or its shareholders or members;

2	An act or emission not in good faith that constitutes a breach of duty of a director to the Corporation, or that involves intentional misconduct or a knowing violation of the law;

3.	A transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

4.	An act or omission for which the liability of a director is expressly provided by statute; or

5.	An act related to an unlawful stock repurchase or payment of a dividend
     Any repeal or amendment of this Article Eleven shall be prospective only and shall not apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the time of such repeal or amendment. In addition to the limitations on the liability of a director of the Corporation set forth in the foregoing provisions of this Article Eleven, the liability of any director of the Corporation shall be further limited to the fullest extent permitted by any amendment to the Texas Miscellaneous Corporation Laws Act or the Texas Business

Corporation Act or any other applicable statute hereafter enacted that further limits the liability of directors.
ARTICLE TWELVE
     The name and address of the incorporator of the Corporation is Clark R. Crosnoe, c/o SKM Growth Investors, L.P, 500 N. Akard, Suite 2550, Dallas, Texas 75201.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned, a natural person of the age of 18 years or more and the incorporator hereinabove named, does hereby execute these Articles of Incorporation this 18th day of April, 2005.

/s/ Clark R. Crosnoe
Clark R. Crosnoe, Incorporator